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THE PNC FINANCIAL SERVICES GROUP, INC. AND SUBSIDIARIES                                                                EXHIBIT 12.2
COMPUTATION OF RATIO OF EARNINGS
TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

Year ended December 31
Dollars in millions                                                       1999         1998         1997         1996         1995
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
EARNINGS
Income before taxes                                                     $1,891       $1,710       $1,618       $1,527       $  627
Fixed charges and preferred stock dividends excluding
   interest on deposits                                                  1,265        1,395        1,201        1,106        1,492
                                                                   ----------------------------------------------------------------
     Subtotal                                                            3,156        3,105        2,819        2,633        2,119
Interest on deposits                                                     1,369        1,471        1,457        1,428        1,552
                                                                   ----------------------------------------------------------------
     Total                                                              $4,525       $4,576       $4,276       $4,061       $3,671
                                                                   ================================================================

FIXED CHARGES
Interest on borrowed funds                                              $1,119       $1,268       $1,098       $1,065       $1,454
Interest component of rentals                                               50           37           29           31           32
Amortization of notes and debentures                                         1            1            1            1            1
Distributions on Mandatorily Redeemable Capital Securities
   of Subsidiary Trusts                                                     65           60           43            1
Preferred stock dividend requirements                                       30           29           30            8            5
                                                                   ----------------------------------------------------------------
     Subtotal                                                            1,265        1,395        1,201        1,106        1,492
Interest on deposits                                                     1,369        1,471        1,457        1,428        1,552
                                                                   ----------------------------------------------------------------
     Total                                                              $2,634       $2,866       $2,658       $2,534       $3,044
                                                                   ================================================================

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
Excluding interest on deposits                                            2.49x        2.23x        2.35x        2.38x        1.42x
Including interest on deposits                                            1.72         1.60         1.61         1.60         1.21
===================================================================================================================================
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